Exhibit 99.1

MSG NETWORKS INC. REPORTS

FISCAL 2019 FIRST QUARTER RESULTS

Fiscal 2019 first quarter revenues of $164.5 million

Fiscal 2019 first quarter operating income of $78.9 million

Fiscal 2019 first quarter adjusted operating income of $84.6 million

NEW YORK, N.Y., November 2, 2018 – MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fiscal first quarter ended September 30, 2018.

For the fiscal 2019 first quarter, MSG Networks Inc. generated revenues of $164.5 million, an increase of 4% as compared with the prior year period. In addition, the Company generated operating income of $78.9 million, adjusted operating income of $84.6 million and net income of $46.9 million.(1)

President and CEO Andrea Greenberg said, “We had a strong start to fiscal 2019 driven by our continued commitment to building on our financial, operational and strategic successes. The 2018-19 NBA and NHL seasons are underway and we remain focused on leveraging our exclusive live game content, while we continue to innovate with new features and formats, to deliver meaningful value for our viewers, as well as our affiliates, advertisers and shareholders.”

Fiscal Year 2019 First Quarter Results
(In thousands, except per share data)	Three Months Ended September 30, 2018
Revenues	$164,464
Operating income	78,861
Adjusted operating income	84,582
Net Income	46,930
Diluted EPS	$0.62

1. See page 3 of this earnings release for the definition of adjusted operating income included in the discussion of non-GAAP financial measures.

Summary of Reported Results from Operations

Fiscal 2019 first quarter total revenues of $164.5 million increased 4%, or $7.0 million, as compared with the prior year period. Affiliation fee revenue increased $6.5 million, primarily due to higher affiliation rates, partially offset by the impact of a low single-digit percentage decrease in subscribers versus the prior year period. Advertising revenue decreased $0.1 million, while other revenues increased $0.6 million as compared with the prior year period.

Direct operating expenses of $66.7 million increased 6%, or $3.6 million, as compared with the prior year period. The increase was primarily due to higher rights fees expense and, to a lesser extent, higher other programming-related costs. The increase in rights fees expense primarily reflects annual contractual rate increases and a full quarter impact of the step-up in expense related to the renewal of a rights agreement with the Buffalo Sabres, as compared to a partial quarter impact in the prior year period.

Selling, general and administrative expenses of $16.9 million increased 9%, or $1.3 million, as compared with the prior year period, primarily due to higher advertising and marketing costs, and employee compensation and related benefits (including share-based compensation expense).

Operating income of $78.9 million increased 3%, or $2.5 million, as compared with the prior year period, primarily due to the increase in revenues, partially offset by higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses (including share-based compensation expense).

Adjusted operating income of $84.6 million increased 3%, or $2.9 million, as compared with the prior year period, primarily due to the increase in revenues, partially offset by higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses (excluding share-based compensation expense).

About MSG Networks Inc.

An industry leader in sports production, and content development and distribution, MSG Networks Inc. owns and operates two award-winning regional sports and entertainment networks, MSG Network (MSGN) and MSG+, and a live streaming and video on demand platform, MSG GO. The networks are home to 10 professional sports teams, delivering live games of the New York Knicks; New York Rangers; New York Islanders; New Jersey Devils; Buffalo Sabres; New York Liberty; New York Red Bulls and the Westchester Knicks, as well as coverage of the New York Giants and Buffalo Bills. Each year, MSGN and MSG+ collectively telecast approximately 500 live professional games, along with a comprehensive lineup of other sporting events, including college football and basketball, and critically-acclaimed original programming. The gold standard for regional broadcasting, MSG Networks has won 152 New York Emmy Awards over the past ten years.

Non-GAAP Financial Measures

We define adjusted operating income, which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to adjusted operating income, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Communications (212) 465-6442	Ari Danes, CFA Investor Relations (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.msgnetworks.com

Conference call dial-in number is 877-883-0832 / Conference ID Number 1577714

Conference call replay number is 855-859-2056 / Conference ID Number 1577714 until November 9, 2018

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2018	2017
Revenues	$164,464	$157,456
Direct operating expenses	66,655	63,091
Selling, general and administrative expenses	16,903	15,561
Depreciation and amortization	2,045	2,451

Operating income	78,861	76,353
Other income (expense):
Interest income	1,592	878
Interest expense	(11,922)	(10,643)
Other components of net periodic benefit cost	(405)	(407)

	(10,735)	(10,172)

Income from operations before income taxes	68,126	66,181
Income tax expense	(21,196)	(25,024)

Net income	$46,930	$41,157

Earnings per share:
Basic
Net income	$0.63	$0.55
Diluted
Net income	$0.62	$0.54
Weighted-average number of common shares outstanding:
Basic	74,895	75,285
Diluted	75,693	75,779

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director stock plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended
	September 30,
	2018	2017
Operating income	$78,861	$76,353
Share-based compensation expense	3,676	2,921
Depreciation and amortization	2,045	2,451

Adjusted operating income	$84,582	$81,725

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2018	June 30, 2018
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$170,083	$205,343
Accounts receivable, net	109,519	110,657
Related party receivables, net	2,345	12,100
Prepaid income taxes	5,773	1,134
Prepaid expenses	3,279	4,489
Other current assets	5,994	4,719

Total current assets	296,993	338,442
Property and equipment, net	9,679	10,029
Amortizable intangible assets, net	36,338	37,203
Goodwill	424,508	424,508
Other assets	38,926	39,430

Total assets	$806,444	$849,612

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$301	$1,460
Related party payables	1,037	785
Current portion of long-term debt	72,414	72,414
Income taxes payable	18,507	8,460
Accrued liabilities:
Employee related costs	7,703	15,342
Other accrued liabilities	6,922	8,129
Deferred revenue	4,458	4,626

Total current liabilities	111,342	111,216
Long-term debt, net of current portion	1,024,914	1,118,017
Defined benefit and other postretirement obligations	25,647	28,170
Other employee related costs	4,619	4,560
Other liabilities	4,100	3,974
Deferred tax liability	246,046	241,417

Total liabilities	1,416,668	1,507,354

Commitments and contingencies
Stockholders’ Deficiency:
Class A Common stock, par value $0.01, 360,000 shares authorized; 61,235 and 61,017 shares outstanding as of September 30, 2018 and June 30, 2018, respectively	643	643
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of September 30, 2018 and June 30, 2018	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	—	4,067
Treasury stock, at cost, 3,024 and 3,242 shares as of September 30, 2018 and June 30, 2018, respectively	(182,714)	(195,881)
Accumulated deficit	(421,666)	(460,007)
Accumulated other comprehensive loss	(6,623)	(6,700)

Total stockholders’ deficiency	(610,224)	(657,742)

Total liabilities and stockholders’ deficiency	$806,444	$849,612

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Three Months Ended
	September 30,
	2018	2017
Net cash provided by operating activities	$62,978	$52,419
Net cash used in investing activities	(830)	(484)
Net cash used in financing activities	(97,408)	(20,074)

Net cash provided by (used in) operations	(35,260)	31,861

Cash and cash equivalents at beginning of period	205,343	141,087

Cash and cash equivalents at end of period	$170,083	$172,948

Free Cash Flow

	Three Months Ended
	September 30,
	2018	2017
Net cash provided by operating activities	$62,978	$52,419
Less: Capital expenditures	(830)	(484)

Free cash flow	$62,148	$51,935

Capitalization

September 30, 2018
Cash and cash equivalents	$170,083
Credit facility debt(a)	1,102,500

Net debt	$932,417

Reconciliation of operating income to AOI for trailing twelve-month period(b)
Operating Income	$315,666
Share-based compensation expense	14,734
Depreciation and amortization	8,932

Adjusted operating income	$339,332

Leverage ratio(c)	2.7x

(a)	Represents aggregate principal amount of the debt outstanding.

(b)	Represents reported adjusted operating income for the trailing twelve months.

(c)	Represents net debt divided by annualized adjusted operating income, which differs from the covenant calculation contained in the Company’s credit facility.